Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the use of our reports dated December14, 2007, with respect to the financial statements of Trusonic, Inc. for the six months ended June 30, 2007 and the fiscal years ended December 31, 2006 and December 31, 2005, in this Amendment No. 1 to Current Report on Form 8-K of Fluid Media Networks, Inc. (formerly Fluid Audio Network, Inc.) and subsidiary (collective the “Company”) filed with the Securities and Exchange Commission on October 23, 2007.

/s/ Boros & Farrington APC

San Diego, California
December 14, 2007